Exhibit 99.1

PRESS RELEASE                              Contact:
Oaks, Pennsylvania                         Tom Kennedy
May 25, 2001                               Vice President Finance
                                           (610) 676-7462

For Immediate Release:

        TOTAL CONTAINMENT RECEIVES NOTIFICATION REGARDING
            DELISTING FROM THE NASDAQ SMALLCAP MARKET

Oaks, PA...Total Containment, Inc. previously announced that, The Nasdaq Stock Market notified the Company that its common stock has not maintained a minimum bid price of $1.00 as required by Marketplace Rule 4310(c)(4), and therefore, its common stock would be subject to delisting from the Nasdaq SmallCap Market.

     The Company has withdrawn its request for a hearing to appeal Nasdaq's decision to delist the Company's common stock.
As a result, the Company's common stock will be delisted from the NASDAQ SmallCap Market effective with the open of business on May 29, 2001.